Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT ("First Amendment"), made and entered into as of the 8th day of July, 2008, by and among PHYSICIANS FORMULA, INC., a New York corporation (the "Borrower"), the several banks and other lenders from time to time parties to such Credit Agreement (the "Lenders"), and UNION BANK OF CALIFORNIA, N.A. ("UBOC"), as administrative agent for the Lenders (in such capacity, the "Agent"),

W I T N E S S E T H:

WHEREAS, on November 14, 2006, the Borrower, the Lenders and the Agent entered into a certain Credit Agreement (the "Credit Agreement") pursuant to which the Lenders agreed to make available to the Borrower certain credit facilities more particularly described therein; and

WHEREAS, the Borrower, the Lenders and the Agent desire to reduce certain of the pricing provided for in the Credit Agreement, subject, however, to the terms and conditions set forth in this First Amendment;

NOW, THEREFORE, for and in consideration of the premises hereof, and other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

    1.    All capitalized terms used in this First Amendment shall, unless otherwise defined herein or unless the context otherwise requires, have the meanings given thereto in the Credit Agreement.

    2.    Clause (x) of Section 2.3(e)(i) of the Credit Agreement is amended to read "1.75% per annum and".

    3.    Section 2.8(a) of the Credit Agreement is amended to read as follows:

        (a)    Each Revolving Loan shall (i) if a LIBOR Loan, bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBOR Adjusted Rate plus 1.75% and (ii) if a Base Rate Loan, bear interest at a rate per annum equal to the Base Rate plus 0.25%.

    4.            Section 2.8(b) of the Credit Agreement is amended to read as follows:

        (b)           Each Term Loan shall (i) if a LIBOR Loan, bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBOR Adjusted Rate plus 1.75% and (ii) if a Base Rate Loan, bear interest at a rate per annum equal to the Base Rate plus 0.25%.

    5.    This First Amendment shall become effective on the earlier of July 1, 2008 or the date on which the Agent receives this First Amendment, duly executed by the Borrower and acknowledged and agreed to by each of the Pledgor and Physicians Formula Cosmetics, Inc.

    6.    Except as expressly provided herein, the Credit Agreement is unchanged and remains in full force and effect.

    7.    This First Amendment shall be governed by and construed in accordance with the laws of the State of California.

    8.    This First Amendment may be executed in any number of identical counterparts, any set of which signed by all parties hereto shall be deemed to constitute a complete, executed original for all purposes.

    IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have caused this First Amendment to be executed as of the day and year first above written.

UNION BANK OF CALIFORNIA, N.A.		PHYSICIANS FORMULA, INC.
as Agent and sole Lender

By:	/s/ Steve Dunne	By:	/s/ Joseph J. Jaeger
Title:	Vice President	Title:	Chief Financial Officer

ACKNOWLEDGED AND AGREED TO
this 8th day of July, 2008

PHYSICIANS FORMULA HOLDINGS, INC.		PHYSICIANS FORMULA COSMETICS, INC.

By:	/s/ Joseph J. Jaeger	By:	/s/ Joseph J. Jaeger
Title:	Chief Financial Officer	Title:	Chief Financial Officer